TRANSITION AGREEMENT

This Transition Agreement (hereinafter “Agreement”) is entered into by and between J. Michael Parks (hereinafter “Executive”) and ADS Alliance Data Systems, Inc., a Delaware corporation with its principal place of business at 17655 Waterview Parkway, Dallas, Texas (“ADSI”).

WHEREAS, Executive served as the Chief Executive Officer (“CEO”) of ADSI’s parent company, Alliance Data Systems Corporation (“ADSC”), from March 10, 1997 until March 1, 2009;

WHEREAS, Executive has served as Chairman of ADSC’s Board of Directors (the “Board”) since September 15, 1997;

WHEREAS, the Board desires that Executive continue to serve as Chairman of the Board and as an executive officer of ADSI through November 30, 2010 to ensure a smooth transition in connection with and following the announcement of a new CEO (the “Transition Period”);

WHEREAS, on November 30, 2010 (“Transition Date”), Executive’s employment as an executive officer of ADSI will end;

WHEREAS, the Board desires that Executive continue to serve as a member of the Board from the Transition Date until the earlier of his death, resignation, removal, or until his successor is duly elected and qualified (“Board Service Period”);

WHEREAS, the Board wishes to ensure that Executive will not utilize his institutional knowledge and unique insight into the operation of ADSC and its affiliates to compete with, solicit employees or customers of, disparage, or otherwise interfere with the operations of ADSC after the Board Service Period;

WHEREAS, the Board believes it is in the best interests of ADSC’s stockholders to enter into this Agreement to set forth the rights and obligations of the parties during the Transition Period, the Board Service Period and thereafter; and

WHEREAS, this Agreement shall become effective when both parties have signed this Agreement (the “Effective Date”).

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

I. TRANSITION PERIOD

In consideration for Executive’s agreement to provide such services to ADSI during the Transition Period as agreed to by the Executive and the Board, Executive shall be eligible to receive the following as compensation and benefits.

A. 2009 Compensation. Executive shall receive the following as compensation for 2009:

1. An annual base salary of $889,200.00, payable in bi-weekly installments, less required taxes and withholding; and

2. A target incentive compensation payment to be paid in February 2010 equal to 125% of the base salary set forth in Article I.A.1, with 50% of such target award tied to ADSC meeting an operating cash flow target of $604,000,000 and 50% tied to ADSC meeting a cash earnings per share target of $5.15 (as such metrics have been defined by the Board), and calculated in accordance with the payout scales set forth on Schedule 1, less required taxes and withholding; and

3. All perquisites Executive received during 2008 as ADSC CEO; and

4. Continued eligibility to participate in all benefit plans in which Executive is eligible to participate as an executive during 2009.

B. 2010 Compensation. During the period January 1, 2010 through the Transition Date, Executive shall receive the following as compensation:

1. A total base salary of $842,000.00, payable in bi-weekly installments, less required taxes and withholding; and

2. All perquisites Executive received during 2008 as ADSC CEO; and

3. Continued eligibility to participate in all benefit plans in which Executive is eligible to participate as an executive during the period of January 1, 2010 through the Transition Date.

On the Transition Date, all compensation and benefits related to Executive’s employment with ADSI under all other agreements and arrangements, including all perquisite programs, shall cease, and no further compensation or benefits shall be due from or paid by ADSC to Executive, except (i) as contemplated in this Agreement, (ii) pursuant to Board compensation plans available to non-employee directors of the Board, (iii) pursuant to retirement plans not otherwise referenced in this Agreement in which Executive is currently participating and which provide for post-retirement rights to participants, and/or (iv) as otherwise required by law.

C. Continuation of Compensation Obligations. Should ADSI terminate Executive’s employment prior to the Transition Date for any reason other than a breach of the Restrictive Covenants, Executive shall continue to receive the compensation and payments contemplated in Articles I.A and I.B (“Transition Period Compensation”) as if there had been no termination of employment. Except to the extent otherwise provided under Article I.D below, such payments shall be made on the same dates the payments would have been made in accordance with Articles I.A and I.B, as applicable, as if there had been no termination of employment prior to the Transition Date.

D. Section 409A Compliance.

1. Notwithstanding the foregoing, to the extent that the total amount of that part of the Transition Period Compensation that is provided by Articles I.A.1 and I.B.1 that becomes payable pursuant to Article I.C and that is not treated as a short-term deferral (as defined in Treas. Reg. § 1.409A-1(b)(4)) exceeds the involuntary separation pay safe harbor limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A), such amount will not be paid before the earlier of (1) the date that is six months after Executive’s termination of employment (as defined as a “separation from service” in Treas. Reg. § 1.409A-1(h)(1)), or (2) the date of Executive’s death. Any amount of Transition Period Compensation to which Executive would otherwise be entitled during such non-payment period will be accumulated and paid to Executive on the first day of the seventh month following such termination of Executive’s employment, or if earlier, within 30 days of the date of Executive’s death to his surviving spouse (or to Executive’s estate if Executive’s spouse does not survive him).

2. Article I.C and this Agreement will be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Internal Revenue Code, and Executive is not permitted to designate, directly or indirectly, the taxable year of any payment made under this Agreement. The right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. Any installment payment under this Agreement that is payable during the short-term deferral period (as defined in Treas. Reg. § 1.409A-1(b)(4)) will be treated as a short-term deferral and not aggregated with other plans or payments. Installment payments that do not qualify as short-term deferrals will, to the maximum extent possible, be deemed to satisfy the involuntary separation pay safe harbor under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) and will be treated as a separate payment and not be aggregated with any other payment. Payments that do not satisfy the short-term deferral exception or the involuntary separation pay safe harbor may be delayed only as permitted under Section 409A of the Internal Revenue Code and the regulations thereunder.

E. Other Rights, Compensation and Benefits. Except as otherwise provided herein, Executive will be entitled to any other rights, compensation, and benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans, or programs of either or both of ADSC and ADSI.

II. HEALTH BENEFITS AND EXISTING EQUITY

A. Health, Prescription Drug, Vision and Dental Insurance Benefits after Transition Date. It is the intention of the Parties to ensure that each of Executive and his spouse are provided the same or substantially the same health, prescription drug, vision and dental insurance coverage as they are receiving as of the Transition Date (or the date of termination of Executive’s employment with ADSI, if earlier) (“Insurance Coverage”) during the Transition Period and until each of Executive and his wife each becomes eligible for Medicare benefits (or, if earlier, dies) ( together, the “Insurance Continuation Period”) (regardless of whether Executive’s employment with ADSI terminates and/or the reason for termination). Therefore, during the Insurance Continuation Period, ADSI shall:

1. provide Executive and his wife, at no cost to them, retiree medical coverage pursuant to an ADSI plan with the same or substantially the same coverages as the Insurance Coverage, but only to the extent that providing such retiree medical coverage is permitted by the terms of an ADSI plan and will not result in taxable income to Executive; OR

2. reimburse Executive for his out-of-pocket cost to obtain the Insurance Coverage from one or more health insurance carriers mutually acceptable to the parties, such reimbursement to be made within thirty (30) days of receipt by ADSI of reasonably acceptable documentation of such cost as incurred; provided that, ADSI and Executive may agree that all or part of the first eighteen (18) months of such reimbursement obligation will be satisfied by ADSI continuing the Insurance Coverage through the Consolidated Omnibus Budget Reconciliation Act (COBRA). The amount of premium costs reimbursed during any taxable year during the Insurance Continuation Period may not affect the amount of premium costs reimbursed during any other taxable year during the Insurance Continuation Period. To the extent the Executive’s right to reimbursement hereunder is determined to be subject to Section 409A of the Internal Revenue Code as nonqualified deferred compensation, such right is not subject to liquidation or exchange for other benefits.

B. Time-Based Restricted Stock (“TBRS”) and Time-Based Restricted Stock Units (“TBRSU”). ADSC agrees that any TBRS and TBRSU that are scheduled to vest prior to March 31, 2012 shall continue to vest and be paid on the existing schedule through March 31, 2012. Any TBRS and TBRSU granted prior to March 31, 2009 that are unvested as of March 31, 2012 shall be forfeited.

C. Performance-Based Restricted Stock (“PBRS”) and Performance-Based Restricted Stock Units (“PBRSU”). All PBRS or PBRSU for which performance restrictions are scheduled to lapse prior to March 31, 2012 shall continue to vest and be paid on the existing schedule through March 31, 2012. Any PBRS or PBRSU for which performance restrictions have not been met as of March 31, 2012 shall be forfeited.

D. Stock Options. Executive’s options to acquire shares of ADSC common stock (“Options”) that are or shall become vested on or prior to the Transition Date shall be exercisable until the later of March 31, 2012 or the date following completion of the Board Service Period as specified in the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan, the Alliance Data Systems Corporation 2003 Long Term Incentive Plan, or the Alliance Data Systems Corporation 2005 Long-Term Incentive Plan, whichever is applicable to particular Options (collectively, the “LTI Plans”), but in no event shall any Option be exercisable following the expiration of ten (10) years from the date on which the applicable award was granted. Any Options that are unvested as of the Transition Date shall be forfeited.

III. BOARD SERVICE PERIOD

Beginning in June 2011, Executive shall be entitled to receive compensation as a non-employee director of the Board, as determined from time to time by the Board. Nothing contained in this Agreement shall be construed as having granted Executive a right to serve as a member of the Board, and such service may be terminated at any time prior to or during the Board Service Period, if any, as provided in ADSC’s Certificate of Incorporation and Bylaws. Except as set forth in the first sentence of this Article III, none of the payments contemplated in this Agreement are contingent on Executive remaining or serving as a member of the Board.

IV. RESTRICTIVE COVENANTS PAYMENTS

In exchange for the agreements and promises made by Executive in Article V, ADSC agrees to provide Executive:

A. Cash Consideration. Executive shall be eligible to receive a target cash payment to be paid in February 2011 of $877,500.00, with 50% of such target award tied to an operating cash flow target and 50% tied to a cash earnings per share target, each to be defined and established by the Board (or the Compensation Committee thereof) for the Chief Executive Officer and executive committee of management of ADSC for the year 2010 and calculated in accordance with the payout scales set forth on Schedule 1, less required withholdings.

B. Equity Consideration. ADSC shall grant to Executive 52,000 TBRSU on March 27, 2009. 26,000 of such TBRSU shall vest and be paid on March 1, 2011 and 26,000 shall vest and be paid on March 1, 2012.

Collectively, the payments and awards made to Executive pursuant to this Article IV shall be referred to herein as the “Restrictive Covenants Payments”.

V. RESTRICTIVE COVENANTS

A. Restrictive Covenants. Notwithstanding any other provision contained in this Agreement, Executive acknowledges and agrees that he shall continue to be bound by the post-employment restrictions in any confidentiality, non-solicitation, and/or non-competition agreements (collectively, the “Confidentiality Agreements”) signed by Executive, which the parties agree are incorporated herein by reference, with the understanding that nothing contained in the Confidentiality Agreements shall limit the scope of this Article V:

1. Confidentiality and Nondisclosure. Executive agrees that, during the course of Executive’s employment with Alliance Data and because Executive’s position provides him unique insight into the operation of ADSC and its affiliates, Executive has access to certain general and specific information which is confidential and proprietary to Alliance Data and/or its affiliates (hereinafter “Confidential Information”). Executive agrees that all such Confidential Information is the exclusive property of Alliance Data. Executive promises and agrees that Executive will not disclose any Confidential Information to any other person or entity unless required by law. Executive further agrees not to use such Confidential Information for any personal or business purpose. Alliance Data acknowledges that information which is generally known by the public is not Confidential Information. Executive further agrees that he is, and will continue to be bound by any and all confidentiality and non-disclosure policies of Alliance Data. Executive further covenants and agrees that Executive will not take, following the end of Executive’s employment with Alliance Data or any of its affiliates, any document, papers or materials in any form (including without limitation originals or copies, printed or in electronic form) in Executive’s possession or control containing any Confidential Information and that Executive will surrender all such material upon the end of the Board Service Period.

2. Non-Compete. For a period of four (4) years following the later of the Transition Date and the completion of the Board Service Period (the “Restrictive Covenants Period”), the Executive shall not, within the United States, directly or indirectly, either alone or in conjunction with another person, in any manner, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, do business with or otherwise be connected with the ownership, management, operation or control of any business that is materially similar to or competitive with ADSC or its affiliates; and

3. Non-Solicitation. During the Restrictive Covenants Period, Executive shall not, directly or indirectly, alone or in conjunction with another person in any manner:

(a) solicit or encourage any officer or employee of ADSI to leave the employment of ADSI or to otherwise interfere with a subsisting relationship with or commitment to ADSI;

(b) hire any officer or employee who has left the employment of ADSI within six (6) months of the termination of such officer’s or associate’s employment with ADSI;

(c) solicit or encourage any independent contractors, suppliers or referral sources performing services for ADSI to cease or modify such performances or to otherwise harm their relationship with or commitment to ADSI; or

(d) solicit, induce or attempt to induce any customer, collector, sponsor or supplier of ADSI to cease doing business in whole or in part with ADSI or do business with any other person, firm, partnership, corporation or other entity which performs or may perform services materially similar to or competitive with those provided by ADSI.

B. Non-Disparagement. Executive agrees that during, from and after the Restrictive Covenants Period, Executive will not make or publish any statement, written or oral, disparaging the reputation of ADSI, any of its present or future employees, officers, shareholders, subsidiaries or affiliates, or any of ADSI’s respective businesses or products, unless such statements are made truthfully in response to a subpoena or other legal process. Executive further agrees not to initiate contact with the press or respond to press inquiries about Executive’s separation from ADSI without the prior agreement of ADSI; and ADSI agrees not to initiate contact with the press or respond to press inquiries about Executive’s separation from ADSI without the prior agreement of Executive except as may be required by applicable Securities and Exchange Commission or stock exchange rules or regulations, or as the result of any other legal or regulatory standard. ADSC shall further cause its Executive Committee and the Board to not, at any time in the future, make or publish any statement, written or oral, disparaging the reputation of Executive, unless such statements are made truthfully in response to a subpoena or other legal process.

C. Protection of Confidential Information and Intellectual Property. Executive agrees that, during the course of Executive’s employment with ADSI, Executive has had access to certain general and specific information which is confidential and proprietary to ADSI and/or its affiliates (hereinafter “Confidential Information”). Executive agrees that all such Confidential Information described in this Agreement is the exclusive property of ADSI. Executive promises and agrees that Executive will not disclose any Confidential Information to any other person or entity unless required by law. Executive further agrees not to use such Confidential Information for any personal or business purpose. ADSI acknowledges that information which is generally known is not Confidential Information.

Executive further covenants and agrees that Executive will not take, following the end of Executive’s employment with ADSI or any of its affiliates, any document, papers or materials in any form (including without limitation originals or copies, printed or in electronic form) in Executive’s possession or control containing any Confidential Information and that Executive will surrender all such material upon the Transition Date.

D. No Contest. In consideration for the Restrictive Covenants Payments, Executive waives and releases any claim that the covenants in Article V.A., V.B., and V.C. (the "Restrictive Covenants") are unenforceable as written and agrees not to sue, cause or permit another person to sue for his benefit, or otherwise pursue a claim that the Restrictive Covenants are not enforceable as written. The post-employment restrictions in the Confidentiality Agreements and the LTI Plans shall survive any revocation of this Agreement by Executive. Notwithstanding anything herein to the contrary, this Agreement shall be read so as to supplement the Confidentiality Agreements and LTI Plans and not to replace or eliminate them.

E. Injunctive Relief. Executive agrees that a violation of the Restrictive Covenants would cause irreparable harm to ADSI that cannot be fully and effectively remedied through monetary damages or compensation. Therefore, Executive agrees that in addition to, and not in lieu of, any damages which ADSI may be entitled to as a legal remedy, ADSI shall also be entitled to such injunctive relief (temporary, preliminary, permanent or otherwise) as is needed to prevent further violations of this Agreement and to return the parties to the status quo prior to such violation where possible, and ADSI shall be entitled to specific enforcement of this Agreement. Executive further agrees that ADSI’s recoverable remedies for a violation of Article V of this Agreement shall include attorneys’ fees, court costs and expenses incurred by ADSI in the enforcement of this Article.

F. Clawback. Executive’s agreement to comply with all of the Restrictive Covenants and agreement to waive any contest to the enforceability of the Restrictive Covenants as written, and ADSI’s agreement to make Restrictive Covenants Payments to Executive are mutually dependent obligations. Accordingly, in the event that any portion of the Restrictive Covenants deemed material by Alliance Data is challenged by Executive and found to be unenforceable, and if Executive has received the Restrictive Covenants Payments, including, without limitation, any payment made in the form of ADSC TBRSU described in Article IV.B, whether previously paid or to be paid, such payments shall be immediately forfeited and revert to ADSI and Executive shall be required to immediately return the Restrictive Covenants Payments to Alliance Data (less any taxes paid thereon by Executive).

G. Cessation of Company Obligations. In the event of a material breach of the Restrictive Covenants by Executive, as reasonably determined by ADSI, any and all ongoing obligations of ADSI to provide the Transition Period Compensation and the Restrictive Covenants Payments shall immediately cease. Notwithstanding the foregoing, the Executive shall not be deemed to have materially breached the Restrictive Covenants unless and until there has been delivered to the Executive a copy of a Board resolution approved by not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that Executive materially breached the Agreement and specifying the particulars of the material breach in detail. Executive may, by written request to ADSI’s General Counsel with appropriate supporting documentation, request a determination that certain proposed activities by Executive will not be deemed by ADSI to be a material breach of the Restrictive Covenants. ADSI shall respond to any such request within fifteen (15) business days or such request shall be deemed to have been approved by ADSI.

The clawback pursuant to Article V.F. and the cessation of ADSI’s obligations pursuant to Article V.G. shall have no impact on Executive’s continuing rights and obligations under this Agreement, the LTI Plans or the Confidentiality Agreements.

VI. MISCELLANEOUS

A. Other Agreements. The parties agree that the Change in Control Severance Protection Agreement entered into by and between ADSI and Executive on September 25, 2003, as amended by the Joint Amendment to Agreements Providing for Compensation or Benefits upon Involuntary Severance from Employment (as amended, the “Change in Control Agreement”), shall remain in full force and effect through the Transition Date. The parties further agree that the Indemnification Agreement entered into by and between Executive and ADSC dated as of June 10, 2003 and any agreements entered into by and between Executive and ADSI pursuant to the LTI Plans, shall continue in full force and effect pursuant to the terms thereof. The parties also agree that the Offer Letter dated February 19, 1997 shall terminate on the Effective Date and be of no further force and effect.

B. No Assignment. Executive hereby represents and warrants that Executive has not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action and/or cause of action Executive has, or may have, or may claim to have against any ADSI, ADSC, each of their predecessors, successors, parent entities, subsidiaries, related or affiliated companies, and each of their attorneys, officers, directors, employees, former employees, agents, insurers, and assigns (collectively the “ADSI Parties”). Executive agrees to indemnify and hold harmless all of the ADSI Parties from any and all injuries, harm, damages, costs, losses, expenses and/or liability, including reasonable attorneys’ fees and court costs, incurred as a result of any claims or demands which may hereafter be asserted against any such ADSI Parties by, through, or by virtue of an assignment or other transfer by Executive.

C. Contractual Agreement; Governing Law. The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and shall be governed and construed, as applicable, in accordance with the laws of the State of Texas. The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, the parties intend the legality, validity and enforceability of the remaining parts shall not be affected thereby, and the said illegal, invalid or unenforceable part shall be deemed not to be part of this Agreement. The venue to decide any disputes arising under this Agreement shall be in Dallas County, Texas, and Executive waives any and all objections to the exercise of jurisdiction over him by such courts.

D. Successors. This Agreement shall be binding upon and the benefits shall inure to Executive and Executive’s heirs, and to ADSC, ADSI and their respective successors and assigns.

E. Waivers. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by the party to this Agreement against whom such waiver is sought to be enforced. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a rescission of this Agreement.

F. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, and addressed as follows:

If to ADSC:

Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, Texas 75252
Attn: General Counsel

If to ADSI:
ADS Alliance Data Systems, Inc.
17655 Waterview Parkway
Dallas, Texas 75252
Attn: General Counsel

If to Executive: at the address last set forth in the records of ADSI with a copy to:

Wick Phillips, LLP
2100 Ross Avenue
Suite 950
Dallas, Texas 75201
Attn: Andrew Gould

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

G. Entire Agreement. Executive agrees that in executing this Agreement, Executive does not rely and has not relied on any document, representation or statement, whether written or oral, other than those specifically set forth in this Agreement and in any applicable ADSI benefit plans including the Alliance Data Systems 401(k) and Retirement Savings Plan and the Amended and Restated Alliance Data Systems Corporation Executive Deferred Compensation Plan and any applicable LTI Plan. Except where otherwise expressly provided for herein and in such benefit plans and LTI Plans, the parties agree that this Agreement and any attachments, schedules, or exhibits hereto constitute the entire agreement between the parties, supersede any and all prior agreements or understandings, written or oral, pertaining to the subject matter of this Agreement, and contain all the covenants and agreements in any manner whatsoever between the parties with respect to such matters. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by both parties.

H. Mutual Drafting. The wording in this Agreement was reviewed and accepted by both parties after reasonable time to review with legal counsel, and neither party shall be entitled to have any wording of this Agreement construed against the other party as the drafter of the Agreement in the event of any dispute in connection with this Agreement.

I. Understanding of Agreement. Executive declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted, after complete consideration of all facts and Executive’s legal rights, of which Executive has been fully advised by Executive’s attorneys.

J. Taxes. Executive shall be responsible for the payment of any and all required federal, state, or local taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under this Agreement. Notwithstanding any other provision herein contained, ADSI may withhold from amounts payable under this Agreement all federal, state, and local taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided to, Executive under this Agreement and report on any applicable federal, state, or local tax reporting form any income to Executive determined by ADSI as resulting from such amounts payable or benefits provided hereunder.

K. Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Agreement shall be deemed to be an executed original thereof.

L. Attorneys Fees. The Company agrees that, no later than thirty (30) days following ADSI’s receipt of documentation thereof, ADSI will reimburse Executive for the reasonable attorneys’ fees (not to exceed $2,500) actually paid by Executive in connection with the preparation and negotiation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of March 27, 2009, as follows:

J. Michael Parks

/s/ J. Michael Parks
Executive Signature

ADS Alliance Data Systems, Inc.

By: /s/ Alan M. Utay
Its: Executive Vice President, Chief
Administrative Officer and General Counsel

Alliance Data Systems Corporation

By: /s/ Alan M. Utay
Its: Executive Vice President, Chief
Administrative Officer and General Counsel

SCHEDULE 1
2009 INCENTIVE COMPENSATION PAYOUT SCALES

Operating Cash Flow & Revenue
Payout Scale			Cash EPS Payout Scale
% of Objective(s) Achieved	% Payout		% of Objective(s) Achieved	% Payout
79.00%	0.0%		85.00%	0.0%
80.00%	25.0%	Threshold	86.00%	50.0%	Threshold
81.00%	29.0%		87.00%	54.0%
82.00%	33.0%		88.00%	58.0%
83.00%	37.0%		89.00%	61.5%
84.00%	41.0%		90.00%	65.5%
85.00%	45.0%		91.00%	69.0%
86.00%	49.0%		92.00%	73.0%
87.00%	53.0%		93.00%	77.0%
88.00%	57.0%		94.00%	81.0%
89.00%	61.0%		95.00%	85.0%
90.00%	65.0%		96.00%	88.0%
91.00%	68.5%		97.00%	91.0%
92.00%	72.0%		98.00%	94.0%
93.00%	75.5%		99.00%	97.0%
94.00%	79.0%		100.00%	100.0%	Target
95.00%	82.5%		101.00%	105.0%
96.00%	86.0%		102.00%	110.0%
97.00%	89.5%		103.00%	115.0%
98.00%	93.0%		104.00%	120.0%
99.00%	96.5%		105.00%	125.0%
100.00%	100.0%	Target	106.00%	130.0%
101.00%	105.0%		107.00%	135.0%
102.00%	110.0%		108.00%	140.0%
103.00%	115.0%		109.00%	145.0%
104.00%	120.0%		110.00%	150.0%
105.00%	125.0%		111.00%	155.0%
106.00%	130.0%		112.00%	160.0%
107.00%	135.0%		113.00%	165.0%
108.00%	140.0%		114.00%	170.0%
109.00%	145.0%		115.00%	175.0%
110.00%	150.0%		116.00%	180.0%
111.00%	155.0%		117.00%	185.0%
112.00%	160.0%		118.00%	190.0%
113.00%	165.0%		119.00%	195.0%
114.00%	170.0%		120.00%	200.0%	Cap
115.00%	175.0%
116.00%	180.0%
117.00%	185.0%
118.00%	190.0%
119.00%	195.0%
120.00%	200.0%	Cap